PIMCO MUNICIPAL INCOME FUND

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Municipal Income Fund (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts;

WHEREAS, Bradford K. Gallagher resigned as a Trustee of the Trust, effective December 31, 2019;

WHEREAS, the preferred shareholders of the Trust elected Derrick A. Clark to replace James A. Jacobson as a Trustee of the Trust, effective December 17, 2019; and

WHEREAS, the Board nominated and appointed James A. Jacobson as a Trustee of the Trust, effective December 17, 2019.

NOW, THEREFORE, as a result of the foregoing Trustee resignation, election, nomination and appointment, the ten (10) Trustees of the Trust are:

T. Matthew Buffington	641 Lexington Avenue, 13th Floor New York, New York 10022

Derrick A. Clark	450 Park Avenue, Suite 25 New York, New York 10022

Sarah E. Cogan	1633 Broadway
New York, New York 10019

Deborah A. DeCotis	1633 Broadway
New York, New York 10019

David N. Fisher	650 Newport Center Drive Newport Beach, CA 92660

James A. Jacobson	1633 Broadway
New York, New York 10019

Hans W. Kertess	1633 Broadway
New York, New York 10019

John C. Maney	650 Newport Center Drive
Newport Beach, CA 92660

William B. Ogden, IV	1633 Broadway
New York, New York 10019

Alan Rappaport	1633 Broadway
New York, New York 10019

IN WITNESS WHEREOF, this Notice has been subscribed this 8th day of January, 2020, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Ryan Leshaw
Ryan Leshaw, Chief Legal Officer

Signature Page – PIMCO Municipal Income Fund (PMF)